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                                                                   EXHIBIT 23.02



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Invivo Corporation:

We consent to the use of our report dated August 5, 2003, except for Note 19, which is as of October 27, 2003, with respect to the consolidated balance sheets of Invivo Corporation and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2003, and the related financial statement schedule, which reports appear in the June 30, 2003 annual report on Form 10-K/A of Invivo Corporation.



San Francisco, California
December 3, 2003